Exhibit 10.23

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (“Agreement”) is entered into this 1st day of January, 2014 (the “Effective Date”) by and between FLORIDA ASSOCIATION OF INSURANCE AGENTS, INC. (“FAIA”) and HERITAGE PROPERTY & CASUALTY INSURANCE COMPANY (“Heritage”).

1. PURPOSE, SCOPE AND BACKGROUND.

(a) The principle purpose of this Agreement is for FAIA to permit, under certain conditions, the use of its trade name, logo, and trademark(s) by Heritage in connection with a program (the “Program”) in which Heritage may promote the following insurance products (the “Products”) to members of FAIA (“Members”): Homeowners and Dwelling Fire.

(b) FAIA’s duties and responsibilities under this Agreement and under the Program shall be limited to FAIA permitting the use of its trade name, logo, and trademark(s) for the Program. In return, FAIA will receive royalties for the use of its trade name, logo, and trademark(s).

2. RESPONSIBILITIES OF HERITAGE. (a) Heritage agrees to fulfill any and all of its obligations, duties, and undertakings contained in and throughout the term of that certain Marketing Services Agreement (“Marketing Services Agreement”) executed contemporaneously with this Agreement by and between Heritage and FAIA Member Services, Inc. (“FMS”).

(b) Heritage agrees to maintain the confidentiality of the terms and conditions of this Program unless disclosure is required by law.

(c) Heritage shall be responsible for compliance with state and federal laws and regulations relating in any way to the Program.

(d) Heritage agrees to pay the Royalty Fees as outlined in section 4 hereof.

3. RESPONSIBILITIES OF FAIA.

(a) During the term of this Agreement and so long as Heritage complies with the terms and conditions of this Agreement including, but not limited to, all of its obligations as described in Section 2 of this Agreement, FAIA agrees to grant a limited, nonexclusive license to use FAIA’s trade name, logo, and trademark(s) solely in connection with promotion of the Program.

(b) Heritage shall use FAIA’s trade name, logo, and trademark(s) solely to promote the products of Heritage to the Members of FAIA, and for no other purposes. It is understood by Heritage that the trade name, logo, and trademark(s) of FAIA are proprietary to FAIA and nothing in this Agreement constitutes a grant of a general license to use said rights.

(c) FAIA agrees to maintain the confidentiality of the terms and conditions of this Program unless disclosure is required by law.

4. ROYALTY FEE.

(a) In consideration of the use of FAIA’s name and logo as provided in this Agreement, during the Term of this Agreement Heritage shall remit to FAIA on a quarterly basis, a royalty fee on premiums collected by Heritage on the sale of its products (the “Premiums”) as follows:

(b) The royalty fee shall be paid to FAIA only after deducting $600 per quarter to pay for certain expenses incurred by FAIA Member Services, Inc. in marketing the Program and the royalty fee shall be paid within fifteen days of the end of a calendar quarter such that payments will be due on April 15, July 15, October 15, and January 15 of each year. In any quarter in which this contract is not in effect for the entire quarter, payment shall be made on the above referenced date (corresponding with the shortened quarter) based upon the period of time (during such quarter) that the contract was in effect.

5. INDEPENDENT CONTRACTORS. FAIA and Heritage are independent contractors, and as such have to maintain control over all their respective employees, agents and operations. Neither party shall be the agent, representative, employee or servant of the other party.

6. TERM OF AGREEMENT; TERMINATION.

(a) This Agreement will begin on January 1, 2014, and continue in force until December 31, 2014 (the “Initial Term”). The Agreement will automatically renew for consecutive 12 month periods thereafter unless either party notifies the other in writing no less than 90 days prior to the expiration date that it wishes to terminate this Agreement effective at the end of the then-current term. Notwithstanding the foregoing sentence, the Agreement may be terminated immediately by FAIA if any monies due to FAIA under Section 4 of this Agreement are not paid in full and within ten (10) days of Heritage’s receipt of written notice from FAIA of Heritage’s failure to pay the amount due and within the time frames provided by Section 4.

(b) This Agreement may be terminated at any time by Heritage by written notice to FAIA specifying the effective date of such termination, which shall not be less than 10 days thereafter, for the breach, non-performance, or violation by FAIA, or any person for who FAIA may be responsible, of any material provision, term or condition hereof. Heritage must permit FAIA to rectify such breach, non-performance, or violation within ten business days after receipt of written notice from FAIA or where cure would take longer, to commence to cure within five (5) business days and continue in good faith to cure thereafter to the satisfaction of Heritage. However, in no event shall the right to cure referenced above be extended beyond a thirty (30) day period, which period shall begin on the date that written notice is provided under this section 6(b).

(c) This Agreement may be terminated at any time by FAIA by written notice to Heritage specifying the effective date of such termination, which shall not be less than ten days thereafter, for breach, non-performance, or violation by Heritage or any person for whom Heritage may be responsible, of any material provision, term, or condition hereof. FAIA must permit Heritage to rectify such breach, non-performance, or violation within ten business days after receipt of written notice from FAIA or, where cure would take longer, to commence to cure within five (5) business days and continue in good faith to cure thereafter to the satisfaction of FAIA. However, in no event shall the right to cure referenced above be extended beyond a thirty (30) day period, which period shall begin on the date that written notice is provided under this section 6(c).

(d) This Agreement shall be terminated immediately in the event that FAIA or Heritage shall become insolvent or bankrupt or commit an act of bankruptcy, make an assignment for the benefit of creditors or enter into rehabilitation by its domicile state.

(e) This Agreement shall terminate upon any termination of the Marketing Services Agreement entered into by and between Heritage and FMS relating to the Program.

(f) In the event of sale, transfer or merger of FAIA, upon prior written notice, and at Heritage’s sole option, Heritage may consent to the transfer and assumption of this Agreement to a successor organization. Consideration of such request will be timely and consent will not be unreasonably withheld. In the absence of such consent from Heritage, this Agreement shall terminate automatically upon the effective date of the sale, transfer or merger of FAIA.

(g) In the event of sale, transfer or merger of Heritage, upon prior written notice, and at FAIA’s sole option, FAIA may consent to the transfer and assumption of this Agreement to a successor organization. Consideration of such request will be timely and consent will not be unreasonably withheld. In the absence of such consent from FAIA, this Agreement shall terminate automatically upon the effective date of the sale, transfer or merger of Heritage.

(h) All termination provisions of this section are subject to the laws of Florida and any dispute under this agreement will be resolved in Florida under the laws of the State of Florida.

(i) Should the parties wish to modify this Agreement, no such modification is effective unless made in writing and signed by both parties.

(j) The relationship between the parties hereto shall be limited to the performance of services agreed to herein. No liability shall be incurred by any of the parties except that of the performance of the responsibilities outlined in this Agreement.

(k) If this Administrative Services Agreement is terminated pursuant to any subsection of this Section 6, any royalty fees or other compensation earned as of the effective date of the termination shall be paid.

(l) Notwithstanding the foregoing, should Heritage terminate this Administrative Services Agreement during the Initial Term for any reason other than as provided in subsection (b) or (f) of this section 6, Heritage shall pay to FAIA an amount equal to Twelve Thousand Five Hundred and 00/100 dollars ($12,500.00) less all royalty fees paid by Heritage to FAIA from the Effective Date to the termination date (not to fall below zero dollars).

(m) Upon expiration or termination of this agreement by Heritage for any reason, or FAIA for good cause, Heritage (or its successors) agrees to continue paying FAIA the percentage royalty set forth in the “Section 4” of this Agreement for a period of twenty-four months; this provision shall survive termination or expiration of this agreement. In the event that FAIA terminates this agreement for any reason other than good cause, the payment obligation of Heritage will terminate with the effective date of the termination of this Agreement. Termination of a separate administrating and marketing agreement with FMS for good cause shall justify termination of this Agreement for good cause. This provision shall survive termination or expiration of this Agreement.

7. Notices.

All notices, requests, demands and other communications under this Agreement shall be given in writing. Such notices shall be deemed to have been given when delivered in person or three (3) business days after being sent via certified mail (Return Receipt Requested) and signed for by an authorized representative of receiving party or upon delivery if sent via a reputable overnight delivery service and addressed to the appropriate party at its mailing address set forth below:

If to FAIA:	Florida Association of Insurance Agents, Inc.
3159 Shamrock South
Tallahassee, FL 32309
Attn: Jeffrey W. Grady, President and C.E.O

If to Company:	Heritage Property & Casualty Insurance Company
700 Central Ave., Ste. 500
St. Petersburg, FL 33701
Attn: Mel A. Russell, EVP/Chief Underwriting Officer

8. Dispute Resolution.

Each party commits that in the event a dispute should arise under this Agreement or relating in any manner hereto, the parties agree to attempt to mediate their dispute prior to the commencement of formal litigation (i.e., the filing of a lawsuit or other legal proceeding), using a third party mediator. Any mediation shall take place in Leon County, Florida, unless otherwise agreed to by both parties. The costs of such mediation shall be equally divided between the parties. Such mediation shall be conducted by each party designating a duly authorized officer or other representative to represent the party, with authority to bind the party, and that the parties agree to exchange informally such information as is reasonably necessary and relevant to the issues being mediated. If such mediation is unsuccessful, then either party shall have the right to initiate litigation in accordance with section 8 below. All mediation proceedings shall be confidential and no information exchanged in such mediation shall be discoverable or admissible in any litigation involving the parties. In the event a party seeks equitable relief (such as injunctive relief or specific performance), or in the event of an approaching deadline prescribed by an applicable statute of limitations, then there shall be no requirement that such party utilize the mediation process referred to herein.

9. Choice of Law and Forum.

This Agreement shall be construed and governed in accordance with the laws of the State of Florida, without regard to conflict of laws principles. In the event the parties are unable to mediate their dispute to a satisfactory resolution the parties agree that the Circuit Court in and for Leon County, Florida shall have exclusive jurisdiction to hear and determine any claims or disputes between the parties arising out of or related to this Agreement.

10. Attorney’s Fees:

In the event of any litigation between the parties hereto with respect to this Agreement, the prevailing party (the party entitled to recover costs of suit, at such time as all appeal rights have expired or the time for taking such appeals has expired) shall be entitled to recover reasonable attorney’s fees, in addition to such other relief as a court of competent jurisdiction may award.

11. Amendment and Waiver

No amendment to any provision of this agreement shall be effective unless in writing and signed by both parties. The waiver by either party of a breach or a default of any provision of this agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision.

12. Force Majeure.

Neither party to this Agreement shall be considered in default in the performance of its obligations to the extent that the performance of any such obligation is prevented or delayed by any cause that is beyond the reasonable control of such party.

13. INDEMNIFICATION.

(a) FAIA agrees to indemnify and hold Heritage and its officers, directors and employees harmless for losses, costs, expenses, fines, penalties, including punitive or exemplary damages and all costs of defense:

(i) resulting from any act, error or omission, whether intentional or unintentional by FAIA and its officers, directors, agents, employees and independent contractors, related to or which arise out of the performance of duties for which it was appointed to perform, except to the extent caused by Heritage; or

(ii) resulting from any obligation, act, or transaction created or performed by FAIA in violation of, in excess of, or in contravention of the power and authority of FAIA set forth in this Agreement, except to the extent caused by Heritage.

(b) Heritage agrees to indemnify and hold FAIA and its officers, directors and employees harmless for losses, costs, expenses, fines, penalties, including punitive or exemplary damages and all costs of defense:

(i) resulting from any act, error or omission, whether intentional or unintentional by Heritage and its officers, directors, agents employees and independent contractors, related to or which arise out of the performance of duties for which it was appointed to perform, except to the extent caused by FAIA; or

(ii) resulting from any obligation, act, or transaction created or performed by Heritage in violation of, in excess of, or in contravention of the power and authority of Heritage set forth in this Agreement, except to the extent caused by FAIA.

14. NO PARTNERSHIP. Nothing herein contained shall be construed to constitute the parties as partners, nor to constitute any party as the general agent of the other, or in any manner to limit the parties in the conduct of their respective businesses or activities, in the making of other contacts, or in the performance of other work.

15. DIVISIBLE AGREEMENT. Each provision of this Agreement shall be held reviewed as separate and divisible, and should any provisions to be held invalid or unenforceable; the remaining provisions shall continue to be in full force and effect.

16. ENTIRE AGREEMENT. This Agreement, together with all exhibits, schedules and attachments, constitutes the entire agreement between the parties with respect to the subject matter hereof. This agreement supersedes, and the terms of this agreement govern, any prior agreements with respect to the subject matter hereof, including the previously signed ASA and MSA, with the exception of any prior confidentiality agreements between the parties, provided further that FAIA acknowledges and agrees that it does not, nor does, Heritage, have any outstanding monies owed and any other payments or amounts due, to one another in connection with the previously signed ASA and MSA. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

17. RECORDS. FAIA or its agents shall during normal business hours be entitled at its cost to review at Heritage’s offices those records applicable to this Program upon five (5) days written notice to Heritage to verify that it has received the correct payments hereunder, subject to state and federal laws, rules and regulations. Should FAIA determine that Heritage has understated amounts due to FAIA under this Section 2, it shall notify Heritage of its position in writing stating the basis and computation of its position, and Heritage shall have thirty (30) days to examine such writing and its records and respond. If Heritage agrees with the position, Heritage shall pay the difference within ten (10) days of its decision. If Heritage disagrees with the position, the parties shall negotiate in good faith to select a mutually acceptable accounting firm (the “CPAs”) to resolve the dispute. The determination of the CPAs as to the amounts owing to FAIA shall be conclusive and binding on all parties hereto. If the CPAs determine that Heritage owes additional monies hereunder, Heritage shall pay such additional monies to FAIA within ten (10) days of the determination and shall pay the fees and expenses of the CPAs in connection with its examination hereunder. In addition, should it be finally determined that the amount properly payable by Heritage exceeds that reported and paid by more than 10%, Heritage shall pay all reasonable costs of the CPA’s examination and FAIA’s examination of such records. If the CPAs determine that Heritage does not owe additional monies hereunder, FAIA shall pay the fees and expenses of the CPAs in connection with its examination hereunder.

18. CONFIDENTIALITY. Both parties acknowledge that in the course of performance of this Agreement the parties and Members may be provided with confidential information, including but not limited to certain personally identifiable financial information of customers and consumers of Heritage and of the Members. The parties agree to maintain the confidentiality of the confidential information and not disclose such information to any persons other than as may be necessary to conduct transactions under this Agreement, and further to treat and maintain such confidential information with the same degree of care accorded the parties own confidential information. All Members that receive confidential information pursuant to this Agreement shall be bound by its terms to the same extent as of they were parties hereto. The obligations of this subsection with respect to confidential information shall survive any termination of this Agreement. Each recipient of confidential information agrees to return all confidential information, including any copies thereof, to the source of said confidential information within 30 days of termination of this Agreement.

19. BINDING EFFECT. This Agreement shall be binding upon and inure not only to the parties but also upon and to their successors and assigns.

20. ASSIGNMENT. The Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto.

21. ENFORCEABILITY. In the event that any provision of this Agreement shall be declared void, unlawful or unenforceable, that provision shall be deemed stricken from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.

22. CAPTIONS. The section and subsection headings in this Agreement are inserted for convenience only and do not define, limit or describe the scope or intent of this Agreement.

23. CONSTRUCTION. Although the provisions of this Agreement may be drafted by FAIA, this Agreement shall not be construed either for or against any party hereto but shall be interpreted in accordance with the general tenor and plain meaning of its language.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective officers duly authorized, as of the above written date.

HERITAGE PROPERTY & CASUALTY INSURANCE COMPANY

By:

Print Name: Mel A. Russell, CIC
Its: Chief Underwriting Officer & Executive Vice President

FLORIDA ASSOCIATION OF INSURANCE AGENTS

By:

Print Name:	Jeffrey W. Grady

Its:	Pres/CEO

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